EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
212-624-3817	212-624-3912
rfisher@webmd.net	jnewman@webmd.net
WEBMD ANNOUNCES COMPLETION OF SUBIMO ACQUISITION
NEW YORK, December 15, 2006 – WebMD Health Corp. (NASDAQ: WBMD), the leading provider of health information services, today announced that it has completed the previously announced acquisition of Subimo, LLC, a provider of healthcare decision support applications to large employers, health plans and financial institutions. The purchase price for Subimo is $60 million, comprised of $34 million in cash paid at closing and 640,930 shares of WebMD Class A Common Stock to be issued on the second anniversary of the closing date, subject to certain conditions. The purchase price is also subject to customary post-closing adjustments.
In connection with the acquisition, a total of approximately 83,500 restricted shares of Class A Common Stock and options to purchase approximately 346,000 shares of Class A Common stock will be issued today to certain Subimo employees with an exercise price equal to today’s closing price. Of this total, options to purchase approximately 309,000 shares of Class A Common Stock are being granted to 30 employees and 73,000 restricted shares of Class A Common Stock are being granted to certain Subimo employees, under a new equity plan that has not been approved by stockholders, which awards will be made in reliance on the NASDAQ Stock Market exception to shareholder approval for equity grants to new hires. The largest grant to any individual employee under the new plan is approximately 14,600 shares of restricted stock and 52,300 options to purchase Class A Common Stock. The vesting schedule for restricted stock and options granted to the senior Subimo executives is 15% on the third anniversary of the date of grant, 25% on the fourth anniversary and the final 60% on the fifth anniversary. The vesting schedule for the other Subimo employees is 25% per year.
For more information regarding the transaction, please refer to the Form 8-K filed by WebMD on November 8, 2006.
About WebMD
WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications. WebMD Health Corp. is a subsidiary of Emdeon Corporation (NASDAQ: HLTH).

The WebMD Health Network reaches more than 30 million visitors a month through its leading owned and operated health sites that include WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the amount and timing of the benefits expected from the transactions referred to in this press release; future deployment of applications; and other potential sources of additional revenue. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s ability to form and maintain mutually beneficial relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in WebMD’s Securities and Exchange Commission filings. WebMD expressly disclaims any intent or obligation to update these forward-looking statements.